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Exhibit (a)(1)(i)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
FortuNet, Inc.
at
$2.25 Per Share
by
The Yuri Itkis Gaming Trust of 1993
and
YI Acquisition Corp.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on February 12, 2010, unless the Offer is extended.

        The offer is subject to various conditions, including a non-waivable "majority-of-the-minority" condition and "ninety percent" condition that requires the valid tender of a sufficient number of shares such that the Trust owns at least ninety percent of the outstanding shares. Such conditions are described in the Introduction. The other conditions to the offer are described in The Offer—Section 11. Conditions of the Offer.

        Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

IMPORTANT

        Stockholders desiring to tender all or any portion of their shares should do one of the following, as applicable: (1) complete and sign the enclosed Letter of Transmittal and enclose all required documents, including their share certificates and any required signature guarantees, as explained in the instructions to the Letter of Transmittal, and mail or deliver them to the depositary at the appropriate address indicated on the back cover of this Offer to Purchase; (2) follow the procedure for book-entry transfer of shares described in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares; or (3) direct their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. Stockholders who have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee in order to tender those shares.

        A stockholder who desires to tender shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, can tender those shares by following the procedures for guaranteed delivery set forth in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares.

        Questions and requests for assistance should be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent. A stockholder may also contact the Dealer Manager or the stockholder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Securities Corporation
 199 Water Street, 26th floor
New York, NY 10038-3560
Call Toll Free: (800) 445-1790

The date of this Offer to Purchase is:
January 15, 2010

i

Summary

        This summary highlights important information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the Offer described in this Offer to Purchase and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase, the exhibit to this Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal. As used in this summary, "Shares" means shares of common stock of FortuNet and "we," "our" and "us" refers to the Trust and YI Acquisition.

Principal Terms of the Offer (See The Offer—Section 1. Terms of the Offer)

  •
  We are offering to buy all of the Shares that we do not already own, at a price of $2.25 per Share in cash. For additional information about us and our affiliates, see Special Factors Section 4. Transactions and Arrangements Concerning the Shares; Special Factors Section 5. Related-Party Transactions; The Offer—Section 7. Certain Information Concerning FortuNet, Inc.; and The Offer—Section 8. Certain Information Concerning the Trust, YI Acquisition and Yuri Itkis; as well as Exhibit A to this Offer to Purchase.

  •
  If the Offer is completed, we will own at least 90% of the outstanding Shares, and on that basis we will be entitled to, and will, as soon as reasonably practicable, acquire the remaining Shares by way of a "short-form" merger at the same per Share cash price paid in the Offer.

  •
  Although not required under Nevada law, the Trust (as defined below) intends to provide FortuNet stockholders with statutory rights of dissent in the merger, but not in the Offer.

  •
  The Offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, February 12, 2010, unless we extend the Offer.

  •
  If we decide to extend the Offer, we will issue a press release giving the new expiration date.

Conditions to the Offer (See The Offer—Section 11. Conditions of the Offer)

  •
  We will not complete the Offer (and, therefore, we will not buy the tendered Shares) unless the Shares that have been validly tendered represent a majority of the Shares not owned by the Trust or any director or officer of FortuNet and at least ninety percent of the outstanding Shares. This condition cannot be waived by us.

  •
  The Offer is subject to the other conditions described in The Offer—Section 11. Conditions of the Offer.

  •
  The Offer is not conditioned on obtaining financing. We have sufficient financial resources to purchase the Shares sought in the Offer, and we intend to use available cash to do so. Accordingly, our financial condition is not relevant to your decision whether to tender your Shares in the Offer.

Principal Advantages and Disadvantages of the Offer (See Special Factors Section 2. Purpose of the Offer; The Trust's Plans for FortuNet After the Offer and the Merger; Special Factors Section 3. The Position of The Trust Regarding the Fairness of the Offer and the Merger; Special Factors Section 6. Possible Actions by Trust with Regard to FortuNet if the Offer is Not Completed; Special Factors Section 7. Effects of the Offer and the Merger; The Offer—Section 1. Terms of the Offer; The Offer—Section 6. Price Range of Shares; Dividends; The Offer—Section 9. Merger and Rights of Dissent; "Going Private" Rules; and The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations)

  •
  The principal advantage of the Offer is that you have an opportunity to sell your Shares at the price per Share being paid in the Offer.

  •
  The principal disadvantage of the Offer and the merger that we intend to complete if the Offer is successful is that after they are completed you will not have an opportunity to participate in any potential future earnings or growth of FortuNet.

The Merger (See Special Factors Section 7. Effects of the Offer and the Merger; The Offer—Section 9. Merger and Rights of Dissent; "Going Private" Rules; and The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations)

  •
  If the Offer is completed, we will own at least 90% of the outstanding Shares, and on that basis we will be entitled to, and will, as soon as reasonably practicable, effect a "short-form" merger between FortuNet and YI Acquisition, our wholly owned subsidiary. As permitted by Nevada law, the merger will be effected without prior notice to, or any action by, FortuNet's board of directors or other stockholders. The purpose of the merger is for us to acquire the remaining Shares not already owned by us following the Offer for the same price per Share paid in the Offer.

  •
  In the merger, each outstanding Share (other than Shares owned by us) will be converted into the right to receive the same price per Share we paid in the Offer. Although not required under Nevada law, the Trust intends to provide to those stockholders who do not agree with the price per Share to be paid in the Merger the opportunity to choose to exercise dissenter's rights under Nevada law.

Current Share Ownership

  •
  Based on publicly available information, as of November 11, 2009, there were 11,054,011 outstanding Shares.

  •
  As of the date of this Offer to Purchase we own 8,266,500 Shares, representing approximately 75% of the outstanding Shares.

Going Private (See Special Factors Section 2. Purpose of the Offer; The Trust's Plans for FortuNet After the Offer and the Merger; Special Factors Section 7. Effects of the Offer and the Merger; The Offer—Section 9. Merger and Rights of Dissent; "Going Private" Rules; and The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations)

  •
  The transaction contemplated by this Offer to Purchase is a "going private" transaction. After we complete the Offer and the merger:

  •
  we will own all of the equity interests in FortuNet;

  •
  FortuNet's current stockholders (other than us) will no longer have any interest in FortuNet's future earnings or growth, if any;

  •
  the Shares will no longer trade on Nasdaq or on any other market; and

  •
  FortuNet will no longer be a public company, and will no longer be required to file periodic reports with the Securities and Exchange Commission (the "SEC").

Interests of the Trust (See Special Factors—Section 2. Purpose of the Offer; The Trust's Plans for FortuNet After the Offer and the Merger; Special Factors Section 3. The Position of The Trust Regarding the Fairness of the Offer and the Merger; Special Factors Section 4. Transactions and Arrangements Concerning the Shares; Special Factors Section 5. Related-Party Transactions; and The Offer—Section 8. Certain Information Concerning the Trust, YI Acquisition and Yuri Itkis)

  •
  Our interests and the interests of our corporate affiliates in respect of the Offer and the merger are different from yours because we have an interest in acquiring the Shares as inexpensively as possible and you have an interest in selling your Shares for the highest possible price.

Recommendation of the Special Committee of FortuNet's Board of Directors

  •
  We have discussed our intention to make the Offer with Darrel Johnson, a member of a special committee of independent directors of FortuNet's board of directors, Duff & Phelps, the financial advisor to the special committee (See Special Factors—Section 1. Background).

  •
  We understand that the special committee is required to determine whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer. In reaching its determination, the special committee is expected to consider, among other things, its discussions with, and the opinion of, its financial advisor, Duff & Phelps.

  •
  Duff & Phelps's opinion is expected to be summarized in and attached as an annex to, and a description of the other factors considered by the special committee in making the determination described above will be set forth in, FortuNet's Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC within 10 business days of this Offer to Purchase.

  •
  The Solicitation/Recommendation Statement on Schedule 14D-9 is expected to contain important information and may include material non-public information that FortuNet believes is necessary for stockholders to make a decision with respect to the Offer. We urge all FortuNet stockholders to carefully review this document when it becomes available.

Procedures for Tendering Shares (See The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares)

  •
  In order to accept the Offer, you must use whichever of these procedures applies to you:

  •
  If you are a record holder of your Shares (meaning that your ownership of Shares in your name is reflected directly in the books and records of FortuNet in certificated or book-entry format), you must complete and sign the enclosed Letter of Transmittal and send it with all required documents, including your stock certificate if applicable, to the depositary for the Offer. You may also follow the guaranteed delivery procedures described in this Offer to Purchase. These materials must reach the depositary before the Offer expires.

  •
  If you hold Shares through the facilities of The Depository Trust Company (DTC), you may follow the procedures for book-entry transfer or the guaranteed delivery procedures described in this Offer to Purchase.

  •
  If you hold your Shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee and instruct them that your Shares should be tendered.

  •
  Outstanding Shares that were issued pursuant to compensation plans of FortuNet and are subject to restrictions on the holder's ability to sell or otherwise transfer those Shares may not be tendered in the Offer and will instead (subject to the holder's decision to exercise his or her rights of dissent) be converted in the merger into the right to receive the same price per Share we paid in the Offer.

Withdrawal Rights (See The Offer—Section 4. Withdrawal Rights)

  •
  If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by notifying the depositary before the Offer expires. If you tendered your Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your Shares.

What Will Happen if I Do Not Tender My Shares? (See Special Factors Section 7. Effects of the Offer and the Merger; The Offer—Section 9. Merger and Rights of Dissent; "Going Private" Rules; and The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations)

  •
  If you do not tender your Shares, the Offer might not be consummated because we may not be able to satisfy the "majority-of-the-minority" or the "ninety percent" minimum tender condition. If the Offer is not consummated, you will remain a stockholder of FortuNet.

  •
  If you do not tender your Shares and we consummate the Offer, we intend to complete the merger without the vote or approval of FortuNet's board of directors or stockholders. In the merger, your Shares will be converted into the right to receive the same cash price per Share paid in the Offer, subject to the Trust's intention to voluntarily provide to you the right to exercise dissenter's rights for your Shares pursuant to Nevada law.

  •
  Although rights of dissent under Nevada law do not apply to the Offer or merger, the Trust intends to provide you with statutory rights of dissent in the merger, but not in the Offer. If you exercise your rights of dissent in the merger, you must demand payment from FortuNet for your Shares. If you do not agree with the value FortuNet pays you for your Shares, you will receive a judicially determined "fair value" for your Shares, which could be more or less than, or the same as, the price per Share being paid in the merger. You will not be entitled to assert rights of dissent in respect of Shares that you tender that are purchased in the Offer.

Recent Trading Prices for the Shares (See The Offer—Section 6. Price Range of Shares; Dividends)

  •
  On November 20, 2009, the last full trading day prior to the first public announcement of our intent to make the Offer, the reported closing price per Share on Nasdaq was $1.28. On January 14, 2010, the last full trading day prior to the commencement of the Offer, the reported closing price per Share on Nasdaq was $1.68.

  •
  The $2.25 cash price per Share payable in the Offer represents a premium of approximately 76% over the closing price of the Shares on November 20, 2009, the last day prior to the public announcement of the Offer, and a premium of approximately 69% over the average closing price per Share for the 20 trading days immediately preceding that day.

  •
  During the twelve months preceding the first public announcement of our intent to make the Offer, the Shares have traded over a wide range. The highest reported closing price during that period was $3.89, the lowest reported closing price was $1.10, and the volume-weighted average trading price was $1.34. Before deciding whether to tender your Shares, you should obtain a current market quotation for them.

Material U.S. Federal Income Tax Consequences (See The Offer—Section 5. Material U.S. Federal Income Tax Consequences)

  •
  The receipt of cash in exchange for Shares pursuant to the Offer or the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under state, local and non-U.S. tax laws.

  •
  For U.S. federal income tax purposes, if you sell your Shares in the Offer or your Shares are acquired in the merger, you will generally recognize capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the Shares that you sell, assuming that you hold your Shares as a capital asset (generally, property held for investment). Any capital gain or loss will be long-term capital gain or loss if the Shares sold have been held for more than one year on the date of sale, and short-term capital gain or loss if held for one year or less on the date of sale.

  •
  The above discussion of U.S. federal income tax consequences is of a general nature and may not be applicable to all stockholders, some of whom may be subject to special U.S. federal income tax rules. You are urged to consult your tax advisor with regard to the specific U.S. federal, state, local and non-U.S. tax consequences to you of selling your Shares in the Offer or having them acquired in the merger.

Further Information

  •
  If you have questions about the Offer, you can contact our Information Agent:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 868-1390

        To the Holders of Shares of Common Stock of FortuNet:

Introduction

        The Yuri Itkis Gaming Trust of 1993 (the "Gaming Trust") hereby offers to purchase, through the Trust's wholly owned subsidiary YI Acquisition Corp. ("YI Acquisition"), all of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of FortuNet, Inc., a Nevada corporation ("FortuNet"), for $2.25 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless otherwise specified, references in this Offer to Purchase to the "Trust" are to the Gaming Trust and/or YI Acquisition Corp., as applicable.

        Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Trust pursuant to the Offer. The Trust will pay all charges and expenses of Georgeson Securities Corporation (the "Dealer Manager"), Continental Stock Transfer and Trust Company (the "Depositary") and Georgeson Inc. (the "Information Agent").

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the Shares outstanding immediately prior to the expiration of the Offer, excluding Shares owned by the Trust or any director or officer of FortuNet (the "Majority-of-the-Minority Condition"), which will be satisfied if the 90% Condition (defined below) is met and (ii) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by the Trust, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer (the "90% Condition"). The Offer is also subject to other conditions set forth in this Offer to Purchase. There is no financing condition to the Offer. The Majority-of-the-Minority Condition and the 90% Condition are non-waivable. However, the Trust expressly reserves the right, to the extent permitted by applicable law, to waive or amend any other term or condition of the Offer in its sole discretion. See The Offer—Section 11. Conditions of the Offer.

        This Offer to Purchase and the related Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

        The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring all of the equity interests in FortuNet not already owned by the Trust. The second step in the transaction is the merger described below.

        If the Offer is completed, the Trust will be entitled to, and will, as soon as reasonably practicable, effect a merger (the "Merger") between FortuNet and YI Acquisition pursuant to the "short-form" merger provisions of Chapter 92A of the Nevada Revised Statutes ("NRS"). As permitted under the NRS, the Merger will be effected without prior notice to, or any action by, the board of directors or any other stockholder of FortuNet. The Merger will result in each outstanding Share (other than Shares owned by the Trust or its subsidiaries, being converted into the right to receive the same amount of cash consideration paid in the Offer. Although not required under Nevada law, solely in connection with the Merger, the Trust intends to voluntarily permit those stockholders who do not agree with the price per Share to be paid in the Merger to exercise statutory rights of dissent under Nevada law. See The Offer—Section 9. Merger and Rights of Dissent; "Going Private" Rules.

        According to public filings, as of November 11, 2009, there were 11,054,011 outstanding Shares. As of the date of this Offer to Purchase, the Trust owns 8,266,500 Shares, representing approximately 75% of all outstanding Shares. Based on this information, the Trust believes that the 90% Condition will be satisfied if 1,682,110 Shares are validly tendered in the Offer. The Trust has not verified this information with FortuNet, and the actual number of Shares necessary to satisfy the 90% Condition may be different from the number indicated above.

Special Factors

1.  Background

        In 2006, FortuNet conducted an initial public offering that resulted in the Trust owning 8,266,500 Shares, or approximately 76% of the then outstanding Shares. Since then, the Trust has neither acquired nor disposed of any Shares in open-market transactions or otherwise.

        Except as set forth in this Offer to Purchase, within the past two years the Trust has not proposed a transaction, negotiated the price of any possible transaction or determined to proceed with a transaction to purchase all of the remaining Shares it does not already own.

        Beginning in 2008 and continuing in 2009, general economic conditions in the United States deteriorated significantly, U.S. and global financial markets experienced a series of severe crises and the operating results of many gaming and gaming related businesses declined sharply. During this same period, the share price of many public companies, including FortuNet, declined significantly.

        On September 15, 2009, FortuNet received notice from The Nasdaq Stock Market that the Shares failed to maintain a minimum market value of publicly held shares of $5,000,000 for the previous 30 consecutive trading days, as required for continued inclusion on The Nasdaq Global Market in accordance with Marketplace Rule 5450(b)(1)(C). FortuNet was provided 90 calendar days, or until December 14, 2009, to regain compliance in accordance with the Marketplace Rule 5810(c)(3)(D).

        On October 21, 2009, FortuNet announced that it had withdrawn its application with the Nevada Gaming Control Board for the approval of FortuNet's mobile gaming system for traditional casino games, such as poker, keno and slots. In the press release issued by FortuNet, Mr. Itkis was quoted as saying: "Due to the substantially reduced capital budgets of potential casino customers resulting from the current recessionary environment, we do not believe it is an appropriate time to launch the current version of our mobile gaming system for traditional casino games, such as poker, keno and slots. Because we believe that the current version of our mobile gaming system will be technologically obsolete before the gaming market recovers, we have decided to concentrate our resources on developing an upgraded mobile gaming system for traditional casino gaming applications while deploying the current version of our mobile gaming system for bingo applications. Accordingly, we have suspended further costly efforts to obtain Nevada approval for this version and have notified the Nevada Gaming Control Board of this decision. We look forward to resuming our efforts to obtain approval of an upgraded version of our mobile gaming system at the appropriate time."

        The October 21, 2009 press release further stated that: "As a result of the Company's withdrawal of its application with the Nevada Gaming Control Board, the Company expects to write off approximately $1,685,000 of capitalized software development costs, as of September 30, 2009, as required by The Software Topic of the FASB Accounting Standard Codification, incurred in the process of developing the software for traditional casino games enabled on the current version of the Company's mobile gaming system. This write-off is expected to result in a non-cash charge of approximately $1,685,000, or approximately $0.15 per [diluted] [brackets in original] share, to the Company's third quarter non-operating earnings, and a related reduction in the Company's provision for income taxes."

        In light of these developments and the continuing costs of remaining public, in November 2009 Mr. Itkis began to consider the Trust's alternatives regarding FortuNet with the assistance of his advisors and to consider the possibility of making a proposal to acquire all of the Shares that the Trust did not already own.

        On Friday, November 20, 2009 after the market close, Mr. Itkis informally contacted each of the board members and FortuNet's counsel by telephone to inform them of his intention to make a tender offer.

        On Saturday, November 21, 2009, attorneys with Greenberg Traurig, the Trust's counsel, discussed with attorneys with Morrison Foerster, FortuNet's counsel, via telephone the Trust's intention to issue a press release on Monday, November 23, 2009 before the opening of the stock market announcing the Trust's intention to make a tender offer. At that time, the Trust's counsel provided to FortuNet's counsel via e-mail a draft of the press release.

        On Sunday, November 22, 2009, the board held a brief telephonic meeting at which Mr. Itkis formally informed the board of his intention to make a tender offer. There were no outside attorneys on that call. Following the telephonic meeting, Mr. Itkis, Mr. Itkis' counsel and FortuNet's counsel had a telephonic discussion regarding Mr. Itkis' intention to make a tender offer and confirmed the Trust's intention to release the press release the next day prior to market open. The Trust agreed to transmit the press release to the board via FortuNet's counsel after its release. FortuNet's counsel advised the Trust that the board of FortuNet would most likely appoint a special committee of independent directors and begin a search for a financial advisor to consider the Trust's stated intention.

        On Monday, November 23, 2009, the Trust issued a press release announcing its intention to launch a tender offer for all of the outstanding Shares not owned by the Trust for $1.70 per share in cash and filed the press release with the SEC.

        On Tuesday, November 24, 2009, FortuNet issued a press release acknowledging the announcement of the Trust's intention to launch a tender offer.

        On Tuesday, December 1, 2009, FortuNet's counsel advised the Trust's counsel via telephone that a special independent committee of the board of directors had been formed, had engaged Morrison & Foerster LLP as legal counsel and that, over the course of two days, the special committee had interviewed three financial advisors and three law firms to serve as local Nevada counsel. Subsequently, FortuNet's counsel advised the Trust's counsel that the special committee had engaged Duff & Phelps as its financial advisor and Cane Clark, LLP as Nevada legal counsel.

        On Monday, December 7, 2009, as part of due diligence interviews conducted with management of FortuNet, Mr. Itkis was interviewed by Duff & Phelps, the financial advisor engaged by the special committee.

        On Tuesday, December 15, 2009, FortuNet's counsel contacted the Trust's counsel to request that Mr. Itkis meet with Duff & Phelps again on December 17 to discuss additional questions related to Duff & Phelps's information gathering.

        On Wednesday, December 16, 2009, FortuNet received a written staff determination from The Nasdaq Stock Market Listing Qualifications Department that FortuNet had not regained compliance in accordance with Marketplace Rule 5810(c)(3)(D). FortuNet was advised that trading of the Shares would be suspended at the opening of business on December 28, 2009, and a Form 25-NSE would be filed with the Securities and Exchange Commission removing FortuNet's securities from listing and registration on The Nasdaq Stock Market unless FortuNet requested a hearing to appeal the staff determination. Subsequently, on January 7, 2010, FortuNet filed, and Nasdaq approved, FortuNet's transfer application to transfer its Shares' listing from the Nasdaq Global Market to the Nasdaq Capital Market. The listing of the Shares was transferred to the Nasdaq Capital Market at the opening of business on January 11, 2010.

        On Thursday, December 17, 2009, Duff & Phelps conducted an additional interview with Mr. Itkis via telephone. Duff & Phelps informed Mr. Itkis that the special committee had several telephonic meetings scheduled for the remainder of December and intended to meet again in person with Mr. Itkis the first week of January 2010.

        On Monday, December 21, 2009, FortuNet's counsel advised the Trust's counsel via telephone of the progress being made by Duff & Phelps in its information gathering and confirmed that the special committee intended to continue to meet regularly via telephone throughout the remainder of December and intended to meet in person the first week of January.

        On Tuesday, December 29, 2009, Mr. Itkis met with special committee member Darrel Johnson, and together they called Duff & Phelps to discuss various elements of Duff & Phelps' fact gathering and analysis. During the telephone conversation, Mr. Johnson and the Duff & Phelps representatives made Mr. Itkis aware that the preliminary analysis of the special committee was that the $1.70 per share price communicated in the Trust's November 23, 2009 press release was below the valuation range that the special committee felt it would be able to support. Without any of the participants making any commitments to communicate further, the conversations concluded.

        On Wednesday, December 30, 2009, Mr. Itkis and the Trust's counsel contacted Union Gaming Analytics, LLC regarding engaging Union Gaming to provide advice to the Trust and the Trust's counsel. Subsequently, Mr. Itkis called Duff & Phelps to inform them that a financial advisor of the Trust may be contacting them.

        On Monday, January 4, 2010, Mr. Itkis and the Trust's counsel met with Union Gaming. Union Gaming was engaged by the Trust's counsel on behalf of the Trust. Union Gaming interviewed Mr. Itkis. Later, Union Gaming, without Mr. Itkis or the Trust's counsel present, contacted Duff & Phelps via telephone and discussed FortuNet and Duff & Phelps' analysis. Union Gaming shared with Duff & Phelps the valuation methodology that the Union Gaming representatives thought appropriate for FortuNet, and the Duff & Phelps representatives gave differing views. The conversations concluded.

        On Tuesday, January 5, 2010, FortuNet's counsel and the Trust's counsel discussed via telephone the status of the discussions between Duff & Phelps and Union Gaming. They discussed their differing views about the applicability of a "control premium" in transactions similar to the potential Offer and Merger.

        On Thursday, January 7, 2010, Union Gaming had additional conversations with Duff & Phelps via telephone regarding their differing views of the valuation of FortuNet.

        On Friday, January 8, 2010, the Trust's counsel informed FortuNet's counsel, without making any commitments, that if Mr. Itkis elected to proceed with the tender offer, it may be commenced as early as the following week. FortuNet's counsel acknowledged that the special committee was prepared to meet and appropriately respond to the tender offer, as required by the securities laws, once commenced.

        On Thursday, January 14, 2010 after the market close, the Trust's counsel contacted FortuNet's counsel by telephone to informally communicate the Trust's intention to commence the tender offer the following day.

2.  Purpose of the Offer; The Trust's Plans for FortuNet After the Offer and the Merger

        The purpose of the Offer and the Merger is to acquire the entire equity interest not beneficially owned by the Trust in FortuNet. The purpose of the Merger is for the Trust to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, the Trust intends to consummate the Merger as soon as reasonably practicable. Upon consummation of the Merger, FortuNet will become a wholly owned subsidiary of the Trust.

        Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business operations of FortuNet will be continued substantially as they are currently being conducted. The Trust presently intends that the current officers of FortuNet will continue in their respective positions following completion of the Offer and the Merger. However, the Trust does not presently intend to seek to retain any independent directors following the Merger. Upon completion of the Offer and the Merger, Mr. Itkis intends to conduct a detailed review of FortuNet and its assets, corporate structure, capitalization, operations, policies, management and personnel, including, without limitation, as they relate to tax and gaming laws. After such review, Mr. Itkis will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

        Until January 11, 2010, the Shares were traded on the Nasdaq Global Market. Commencing January 11, 2010, the Shares began to trade on the Nasdaq Capital Market. Following the consummation of the Offer and the Merger, the Shares will no longer be listed on the Nasdaq Capital Market, and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Offer and the Merger there will be no publicly traded equity securities of FortuNet outstanding, and FortuNet may no longer be required to file periodic reports with the Securities and Exchange Commission (the "SEC"). See Section 13—Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations. Following consummation of the Offer and the Merger, the Trust will cause FortuNet to apply to the Nevada Gaming Commission to be deregistered as a "publicly traded corporation." See Section 14—Certain Legal Matters; Gaming Regulators Matters. It is expected that, if Shares are not accepted for payment by the Trust pursuant to the Offer and the Merger is not consummated, FortuNet's current management, under the general direction of the current board of directors of FortuNet, will continue to manage FortuNet as an ongoing business.

        Except as described above or elsewhere in this Offer to Purchase, the Trust has no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving FortuNet or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of FortuNet or any of its subsidiaries, (iii) any change in the board of directors or management of FortuNet, (iv) any material change in FortuNet's capitalization or dividend policy, (v) any other material change in FortuNet's corporate structure or business, (vi) a class of securities of FortuNet being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of FortuNet being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

3.  The Position of The Trust Regarding the Fairness of the Offer and the Merger

        The rules of the SEC require the Trust and YI Acquisition Corp. (collectively referred to as the "Trust" in this section unless the context otherwise requires) to express their belief as to the fairness of the Offer and the Merger to FortuNet's stockholders who are not affiliated with the Trust. The Trust has concluded that the Offer and the Merger are both financially and procedurally fair to FortuNet's stockholders who are not affiliated with them (whether those stockholders tender their Shares in the Offer or decline to tender and elect instead to remain as stockholders of FortuNet). The Trust based this conclusion on the following factors:

        The Trust believes that the Offer and the Merger are financially fair to FortuNet stockholders who participate in the Offer or determine to remain as stockholders of FortuNet because:

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  The Offer Price, which is payable both in the Offer and the Merger, represents a premium of approximately 76% over the closing price of the Shares on November 20, 2009, the last day prior to the public announcement of the Trust's intent to make the Offer, and a premium of approximately 69% over the average closing price of the Shares for the 20 trading days immediately preceding that date. The Trust considered this factor significant even though the Shares have traded in the past, before the steep declines at the end of 2008 in the prices of the Shares and in the share prices of other publicly traded companies operating in the same sector as FortuNet, at prices higher than the Offer Price because, in the Trust's opinion, there has been a recent substantial deterioration, reflected in the decline in the price of the Shares, in general economic conditions, in the business sector in which FortuNet operates and in FortuNet's own operating results, financial condition and prospects.

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  The Offer Price represents a 32% increase over the original proposed offer price of $1.70 per share announced in the Trust's November 23, 2009 press release.

  •
  In the Trust's view after consulting with its advisors, the Offer Price is supported using conventional gaming supplier valuation methodology using a composite average of gaming supplier company earnings multiples, as adjusted for available cash and auction rate investment securities held by FortuNet and certain capital expenditures. The Trust then increased the result obtained using this methodology by a premium after the Trust's advisors participated in conversations with FortuNet's special committee's financial advisor and thereafter communicated to the Trust that the special committee would insist on a premium.

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  Beginning in the middle of 2008, amidst continuing weakness in the overall economy, the economic environment in the gaming industry became recessionary with unclear prospects for recovery in the foreseeable future, which has had a substantial impact on gaming technology businesses, including FortuNet. The negative impact on the gaming industry of the general economic conditions continued through 2009 and there can be no assurance that the industry will rebound.

  •
  In the Trust's view, the changes in the economic environment generally and in the gaming industry in particular have fundamentally altered expectations of future cash flows and key valuation assumptions and estimates resulting in decreased valuations for FortuNet and other comparable companies relative to historical levels.

  •
  The fact that FortuNet incurred a net loss of approximately $735,000 for the three months ended September 30, 2009, including a one-time noncash write-off of capitalized software development costs in the approximate amount of $1,685,000.

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  The fact that FortuNet received notice from The Nasdaq Stock Market in September 2009 that FortuNet's common stock had failed to maintain a minimum market value required for continued inclusion on The Nasdaq Global Market; the fact that on December 16, 2009, FortuNet received a written staff determination from The Nasdaq Stock Market Listing Qualifications Department that FortuNet had not regained compliance; and the fact that the listing of FortuNet's common stock was transferred to the Nasdaq Capital Market on January 11, 2010.

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  The fact that FortuNet decided to withdraw its application for approval of its current version of mobile gaming system for traditional casino games from review by the Nevada Gaming Control Board.

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  All of FortuNet's stockholders, including those who elect not to tender their Shares in the Offer but whose Shares instead are acquired in the Merger, have an opportunity to be paid the same price (the Offer Price) for their Shares.

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  The Offer and the Merger will provide additional liquidity for FortuNet's unaffiliated stockholders because they provide an alternative means whereby Shares may be sold that did not exist prior to the commencement of the Offer.

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  Although not required by Nevada law, stockholders who do not agree with the price of their Shares in the Offer will be voluntarily permitted, in connection with the Merger, to exercise dissenter's rights related to their Shares by following the procedures set forth in the NRS. See The Offer—Section 9. Merger and Rights of Dissent; "Going Private" Rules.

        The Trust believes that the Offer and the Merger are procedurally fair to FortuNet stockholders who participate in the Offer or determine to remain as stockholders of FortuNet because:

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  The Offer is subject to the Majority-of-the-Minority Condition and the 90% Condition, which are not waivable and which ensure that a majority of the outstanding shares not owned by the Trust would be validly tendered prior to the consummation of the Offer. The Trust believes that FortuNet stockholders who are not affiliates of the Trust are capable of evaluating the fairness of the Offer and the Merger and the Majority-of-the-Minority Condition and the 90% Condition provide meaningful procedural protections for FortuNet's unaffiliated stockholders because if such conditions are not satisfied, the Trust will not be able to consummate the Offer or the Merger.

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  Each of FortuNet's stockholders will be able to decide voluntarily whether or not to tender Shares in the Offer and, if the Offer and the Merger are completed and any such stockholder has elected not to tender, the stockholder will be entitled to receive the same type and amount of consideration in the Merger that the stockholder would have received in the Offer.

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  Although not required by Nevada law, stockholders who do not agree with the price for their Shares in the Offer will be voluntarily permitted, in connection with the Merger, to exercise their rights of dissent related to their Shares by following the procedures set forth in the NRS. See The Offer—Section 9. Merger and Rights of Dissent; "Going Private" Rules.

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  Unaffiliated stockholders will have sufficient time to make a decision whether or not to tender because the Offer will remain open for 20 business days (unless extended by the Trust) and the Trust announced its intention to make the Offer on November 23, 2009, significantly in advance of the date the Offer was launched. If the Trust amends the Offer to include any material additional information, the Trust will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the amended information.

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  By advising members of FortuNet's board of directors informally on November 20, 2009 and formally on November 22, 2009 of its intention to make the Offer but then deferring the launch of the Offer until January 15, 2010, the Trust allowed a reasonable period of time for FortuNet's board to appoint a special committee of independent directors and for the special committee to retain advisors and conduct its analysis of the Offer. Accordingly, FortuNet's unaffiliated stockholders will receive the benefit of the analysis performed by the special committee in a time frame that allows for careful research and deliberation.

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  The Trust is informed that FortuNet formed a special committee of independent directors to review, evaluate and make recommendations to stockholders (other than the Trust) with respect to the Offer, and that the special committee retained Duff & Phelps as its financial advisor and Morrison Foerster LLP and Cane Clark, LLP as its legal advisors. The members of the special committee are not officers, directors, trustees of, or hold any interests in, the Trust and, to the knowledge of the Trust, they otherwise have no relationship with the Trust that would require related-party disclosure under U.S. securities laws.

        The Trust also considered the following factors, each of which it considered negative in its considerations concerning the fairness of the terms of the Offer and the Merger:

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  With respect to the Offer Price, the Trust's financial interest in acquiring the Shares for a low price is adverse to the financial interest of FortuNet's other stockholders in selling their Shares for a high price.

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  The Shares have historically traded at significantly higher levels than the Offer Price. When FortuNet conducted an initial public offering in February 2006, the offering price of the Shares was $9.00 per share. The Shares reached an all time high closing price of $24.65 per share in May 2006 and an all time low closing price of $1.10 per share in July 2009. This trading price history suggests that many of FortuNet's stockholders may have acquired their Shares at prices significantly higher than the current trading levels.

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  Any stockholder who tenders all of its Shares in the Offer or has its Shares converted into cash in the Merger will cease to participate in future earnings or growth, if any, of FortuNet and will not benefit from increases, if any, in FortuNet's value, including any increases due to a general economic recovery, if any.

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  As described in The Offer—Section 5. Material U.S. Federal Income Tax Consequences, the sale of Shares in the Offer will be a taxable transaction to selling stockholders.

        The Trust did not find it practicable to assign, nor did it assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness. In reaching its conclusion as to fairness, the Trust did not consider net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of FortuNet as a going concern but rather is indicative of historical costs. FortuNet's net book value per share as of September 30, 2009, calculated by dividing stockholders' equity by the number of shares of common stock outstanding on such date, was $1.43. The Trust also did not consider the liquidation value of FortuNet's assets, and did not perform a liquidation analysis, because it considers FortuNet to be a viable going concern. In addition, the liquidation of FortuNet's assets was not considered to be a viable course of action based on the Trust's desire for FortuNet to continue to conduct its business as a subsidiary of the Trust. Moreover, because net book value is based on historical costs, the Trust believes that it is not a useful proxy for FortuNet's liquidation value. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares, and the Trust believes that the liquidation value of FortuNet is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders.

        While the Trust considered the recent trading history of the Shares, the Trust concluded that these factors were not controlling factors in determining present value. In the Trust's judgment, the prices it or anyone else paid in the past are not indicative of the value of the Shares as of the date of this Offer to Purchase in light of FortuNet's current business operations and future prospects. The Trust believes this is particularly the case in light of the major adverse developments in the U.S. economy and financial markets and in the financial performance of FortuNet and other gaming and gaming related businesses.

        In the Trust's view after consulting with its advisors, the Offer Price is supported using conventional gaming supplier valuation methodology. Application of a composite average of gaming supplier company earnings multiples to FortuNet's earnings, adding back public company compliance costs and then further adjusting the result for available cash on hand, auction rate investment securities held by FortuNet, and reducing the same by certain capital expenditures, results in a per share valuation in a range between the Trust's original suggested offer price of $1.70 per share and the Offer Price. The Trust then increased the result obtained using this methodology by a premium after the Trust's advisors participated in conversations with the financial advisor to the special committee and thereafter communicated to the Trust that the special committee would insist on a premium.

        The Trust is not aware of any bona fide firm offers made by third parties to acquire FortuNet during the past two years and did not solicit any such offers during that period. In any event, the Trust has no intention of selling the Shares beneficially owned by it, and therefore did not consider the possibility that any such offers might be made in reaching its conclusion as to fairness.

        The Trust's consideration of the factors described above reflects its assessment of the fairness of the Offer Price payable in the Offer and the Merger to FortuNet's unaffiliated stockholders (including stockholders who tender their Shares in the Offer as well as stockholders who decline to tender their Shares and whose Shares are instead acquired through the Merger) in relation to the going concern value of FortuNet on a stand-alone basis. The Trust implicitly considered the value of FortuNet in a sale as a going concern by taking into account FortuNet's current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters. The Trust did not, however, explicitly calculate a stand-alone going concern value of FortuNet because the Trust believes that going concern value is not an appropriate method of determining the value of the Shares for the purpose of the Offer and the Merger. A valuation that contemplates the sale of a company as a going concern incorporates into that valuation a premium for the control of that company. In light of the fact that the Trust already has, and will continue to have, control of FortuNet, the Trust does not believe that it would be appropriate for the Shares of the unaffiliated stockholders to be valued on a basis that includes a control premium.

        The foregoing discussion of the information and factors considered and weight given by the Trust is not intended to be exhaustive, but includes the material factors considered by the Trust. The Trust's views as to the financial and procedural fairness of the Offer and the Merger should not be construed as a recommendation to any stockholder as to whether the stockholder should tender the stockholder's Shares in the Offer, seek to remain as a stockholder of FortuNet, or exercise rights of dissent pursuant to the procedures in the NRS in connection with the Merger.

4.  Transactions and Arrangements Concerning the Shares

        As of the date of this Offer to Purchase, the Trust owns 8,266,500 of the Shares, all of which it acquired in connection with the initial public offering conducted by FortuNet in February 2006. As the sole trustee and beneficiary of the Trust, Yuri Itkis is deemed to beneficially own all of the Shares owned by the Trust. Yuri Itkis does not individually own any of the Shares. Except as described in this Offer to Purchase, neither the Trust, YI Acquisition, Yuri Itkis nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, has engaged in any transactions in Shares in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of FortuNet (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). The Shares owned by the Trust do not include the Shares owned by Boris Itkis, the son of Yuri Itkis, and the Trust disclaims any beneficial ownership over such Shares.

5.  Related-Party Transactions

        Other than the Offer and the Merger, there have been no negotiations, transactions or material contacts during the past two years between the Trust or Mr. Itkis on the one hand, and FortuNet or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets nor to the best knowledge of the Trust have there been any such negotiations or material contacts between subsidiaries, executive officers and directors. Neither the Trust nor Mr. Itkis has since the date hereof had any transaction with FortuNet or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

6.  Possible Actions by the Trust with Regard to FortuNet if the Offer is Not Completed

        If the Offer is not completed, the Trust will re-evaluate its options with respect to the Shares not owned by it. In particular the Trust may consider:

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  engaging in open-market or privately-negotiated purchases of Shares to increase the Trust and its subsidiaries' aggregate ownership of the Shares to at least 90% of the then-outstanding Shares and then effecting a "short-form" merger pursuant to NRS 92A;

  •
  proposing that the Trust and FortuNet enter into a merger agreement, which would require the approval of FortuNet's board of directors and the vote of the Shares in favor of the merger agreement; or

  •
  keeping outstanding the public minority interest in FortuNet, in which case the public stockholders of FortuNet would, absent a sale by them in the public markets, retain their Shares and would realize the benefit of any improvement in FortuNet's business or profitability but would also bear the risk that the trading price per share could decline to a price that is less than the Offer Price, or that the Shares become less readily marketable.

        If the Trust were to pursue any of these alternatives, it might take considerably longer for the public stockholders of FortuNet to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per share to the public stockholders of FortuNet that are more or less than or the same as the Offer Price.

7.  Effects of the Offer and the Merger

        The consummation of the Offer and Merger will affect FortuNet and its stockholders in a variety of ways.

        If the Offer is completed, the Trust will own at least 90% of the outstanding Shares. On that basis, the Trust will be entitled to, and will, as soon as reasonably practicable, complete the Merger pursuant to the "short-form" merger provisions of the NRS. The Merger is expected to occur as soon as reasonably practicable after completion of the Offer. After the Merger, FortuNet will be an indirect wholly owned subsidiary of the Trust. Pursuant to the "short-form" merger provisions of the NRS, the Merger will be consummated without a vote of FortuNet's stockholders or board of directors. Although not required by Nevada law, solely in connection with the Merger, the Trust has determined that stockholders who do not agree with the price to be paid for their Shares in the Merger will have the right to demand a fair value for their Shares, which may involve a process in which a court determines "fair value" for their Shares, by properly exercising rights of dissent in accordance with the procedures set forth in the NRS. See The Offer—Section 9. Merger and Rights of Dissent; "Going Private" Rules.

        As a result of the Offer, the Trust's interest in FortuNet's net book value and net earnings or loss will increase to the extent of the number of Shares it acquires. For example, according to the Quarterly Report on Form 10-Q filed by FortuNet with the SEC for the quarter ended September 30, 2009, FortuNet's net book value at September 30, 2009 was $15,842,751 and for the quarter then ended it had a net loss of $734,853. Because the Trust owned 75% of the outstanding Shares throughout the quarter ended September 30, 2009, the Trust's interest in FortuNet's net book value and net loss was approximately $11,882,063 and $551,140, respectively. Following consummation of the Merger, the Trust's interest in those items will increase to 100%, and the Trust will be entitled to all other benefits resulting from the Trust's 100% ownership of FortuNet, including all income generated by FortuNet's operations and any potential future increase in FortuNet's value. Similarly, the Trust will also bear all of the risk of losses generated by FortuNet's operations and any decrease in the value of FortuNet after the Offer and the Merger. Upon consummation of the Merger, FortuNet will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of FortuNet after the Offer and Merger and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by FortuNet's operations or decline in the value of FortuNet after the Offer and Merger. The Trust does not expect the Offer and Merger to result in any material U.S. federal income tax consequences to FortuNet.

        The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares currently are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are quoted on Nasdaq under the symbol "FNET." Upon consummation of the Merger, FortuNet will become a privately held corporation, and there will be no public market for the Shares, the Shares will cease to be quoted on Nasdaq and price quotations with respect to sales of Shares in the public market will no longer be available. In addition, after the Merger, registration of the Shares under the Exchange Act will be terminated, and FortuNet will no longer be required to file periodic reports with the SEC.

        See also The Offer—Section 13. Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.

The Offer

1.  Terms of the Offer

        Upon the terms and subject to the conditions set forth in this Offer to Purchase (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Trust will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined below). See The Offer—Section 2. Acceptance for Payment and Payment for Shares; The Offer—Section 4. Withdrawal Rights; and The Offer—Section 11. Conditions of the Offer. "Expiration Date" means 12:00 midnight, New York City time, on February 12, 2010, unless the Trust shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Trust, shall expire.

        The Trust may elect, in its sole discretion, to provide a subsequent offering period of three to twenty business days (a "Subsequent Offering Period"). A Subsequent Offering Period, if provided, will not be an extension of the Offer. A Subsequent Offering Period will be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer. If the Trust decides to provide for a Subsequent Offering Period, the Trust will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        Subject to the applicable rules and regulations of the SEC, the Trust expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offer by giving oral or written notice of the extension to the Depositary and issuing a press release announcing the extension in accordance with applicable SEC rules. During any such extension of the Offer, all Shares previously tendered will remain subject to the terms of the Offer, including the right of a tendering stockholder to withdraw the stockholder's previously tendered Shares. See The Offer—Section 4. Withdrawal Rights. Subject to the applicable rules and regulations of the SEC, the Trust also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the conditions to the Offer are not then satisfied and (ii) to waive any condition (other than the Majority-of-the-Minority Condition and the 90% Condition) and to add, supplement or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. Notwithstanding anything in this paragraph to the contrary, the Majority-of-the-Minority Condition and the 90% Condition may not be waived. If the Trust elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (but not beyond a total of twenty business days) by giving oral or written notice of such extension to the Depositary. If the Trust accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offer and, on the terms and subject to the conditions of the Offer, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. The Trust confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        Any delay, termination, amendment, waiver or change of the Offer will be followed as soon as reasonably practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6 and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Trust may choose to make any public announcement, the Trust shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        The Trust confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (other than the Majority-of-the-Minority Condition and the 90% Condition, neither of which it may waive), the Trust will extend the Offer to the extent required by Rules 14d-4(d), 14d-6 and 14e-1 under the Exchange Act.

        If, during the Offer, the Trust, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        In accordance with the SEC rules, the Trust has requested from FortuNet its stockholder lists and related records for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, and the related Letter of Transmittal and other relevant materials, will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment, the Trust will accept for payment, and will pay for, Shares validly tendered as soon as reasonably practicable after the expiration of the Offer. If there is a Subsequent Offering Period, all Shares validly tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, the Trust expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See The Offer—Section 11. Conditions of the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other required documents, or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility").

        Outstanding Shares that were issued pursuant to compensation plans of FortuNet and are subject to restrictions on the holder's ability to sell or otherwise transfer those Shares may not be tendered in the Offer and will instead (subject to the Stockholder's right to exercise rights of dissent under the NRS) be converted in the Merger into the right to receive the same price per Share the Trust paid in the Offer.

        For purposes of the Offer, the Trust will be deemed to have accepted for payment Shares validly tendered as, if and when the Trust gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Trust and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the Offer Price for tendered Shares be paid, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following the expiration or termination of the Offer.

        The Trust reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Trust of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedure for Accepting the Offer and Tendering Shares

        Valid Tender by Stockholders Shown on the Books and Records of FortuNet (Other Than Stockholders Holding Through the Facilities of The Depository Trust Company (DTC)).    To tender Shares pursuant to the Offer, tendering stockholders whose ownership of Shares is reflected directly on the books and records of FortuNet (whether in certificated or book-entry format) must (a) deliver to the Depositary prior to the Expiration Date at its address set forth in the Letter of Transmittal a properly completed Letter of Transmittal, duly executed in accordance with the instructions to the Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal or (b) comply with the guaranteed delivery procedures set forth below.

        Valid Tender by Book-Entry Delivery by Stockholders who Hold Through the Facilities of The Depository Trust Company (DTC).    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer those Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for the transfer. An Agent's Message (as defined below) in lieu of a Letter of Transmittal is sufficient for these purposes if it is transmitted to and received by the Depositary by the Expiration Date, and tendering institutions also may comply with the guaranteed delivery procedures described below. "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Trust may enforce such agreement against the participant.

        Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that the stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Any Shares properly withdrawn will not be considered validly tendered for purposes of the Offer.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be Medallion guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be Medallion guaranteed if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, and such registered holder(s) has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers Medallion guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for those Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender the Shares by following all of the procedures set forth below:

          (i)    such tender is made by or through an Eligible Institution;

          (ii)   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Trust, is received by the Depositary, as provided below, prior to the Expiration Date;

          (iii)  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery ("trading day" is any day on which Nasdaq is open for business); and

          (iv)  the Notice of Guaranteed Delivery is delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and includes a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Other Requirements.    Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) a Book-Entry Confirmation with respect to the transfer of the Shares into the

Depositary's account at the Book-Entry Transfer Facility (an Agent's Message in lieu of the Letter of Transmittal is sufficient for these purposes) or (b) a Letter of Transmittal, properly completed and duly executed, with any required signature Medallion guarantees and any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Letters of Transmittal or Book-Entry Confirmations are actually received by the Depositary.

        Under no circumstances will interest on the Offer Price be paid by the Trust, regardless of any extension of the Offer or any delay in paying for tendered Shares.

        Acceptance for Payment Constitutes an Agreement.    The Trust's acceptance for payment of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Trust upon the terms and subject to the conditions of the Offer.

        Appointment.    By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints the designees of the Trust as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Trust and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 15, 2010. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Trust deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). The Trust's officers or designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of FortuNet, by written consent in lieu of any such meeting or otherwise. The Trust reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Trust's payment for such Shares, the Trust must be able to exercise full voting rights with respect to such Shares.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Trust in its sole discretion, which determination will be final and binding. The Trust reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Trust's counsel, be unlawful. The Trust also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating to that tender have been cured or waived. None of the Trust, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Trust's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

        Backup U.S. Federal Tax Withholding.    Under the backup U.S. federal tax withholding laws applicable to certain FortuNet stockholders, the Depositary may be required to withhold 28% of the amount of any payments made to certain FortuNet stockholders pursuant to the Offer or the Merger. To avoid being subject to backup U.S. federal tax withholding, a U.S. person (including a U.S. resident alien) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup U.S. federal tax withholding by completing the Substitute Internal Revenue Service ("IRS") Form W-9 included with the Letter of Transmittal. A tendering stockholder that is not a non-U.S. person (other than a U.S. resident alien) may avoid being subject to backup withholding by establishing the stockholder's entitlement to an exemption by providing the Depositary with an appropriate IRS Form W-8, copies of which can be obtained from the Depositary. Backup withholding is not an additional tax. To the extent amounts withheld exceed a stockholder's actual U.S. federal income tax liability, the stockholder may claim a refund by providing the required information to the IRS. See Instruction 8 of the Letter of Transmittal.

4.  Withdrawal Rights

        Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration or termination of the Offer and, unless theretofore accepted for payment by the Trust pursuant to the Offer, may also be withdrawn at any time after March 15, 2010. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person that tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Trust, in its sole discretion, which determination shall be final and binding. None of the Trust, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered by following one of the procedures described in The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares at any time prior to the Expiration Date or during the Subsequent Offering Period (if one is provided).

        If the Trust extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, for any reason, then, without prejudice to the Trust's rights under this Offer, the Depositary may, nevertheless, on behalf of the Trust, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this section.

5.  Material U.S. Federal Income Tax Consequences

        Your receipt of the Offer Price for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and also may be a taxable transaction under applicable state, local, and non-U.S. tax laws. For U.S. federal income tax purposes, if you sell your Shares in the Offer or the Merger, you generally will recognize capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the Shares that you sell, assuming you hold your Shares as a capital asset (generally, property held for investment). Any capital gain or loss will be long-term capital gain or loss if the Shares sold have been held for more than one year on the date of sale, and short-term capital gain or loss if the Shares sold have been held for one year or less on the date of sale.

        The above discussion is general in nature and may not be applicable to certain types of FortuNet stockholders subject to special U.S. federal income tax rules, including FortuNet stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and non-U.S. corporations.

        You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer and Merger, including U.S. federal, state, local and non-U.S. tax consequences.

6.  Price Range of Shares; Dividends

        The Shares are quoted on the Nasdaq Capital Market under the symbol "FNET." Prior to January 11, 2010, the Shares were quoted on the Nasdaq Global Market. The following table sets forth, for the calendar quarters indicated, the high and low closing prices for the Shares on Nasdaq based upon public sources, together with dividends declared with respect to the Shares for such quarters. On April 17, 2009, the stockholders of FortuNet approved a special $2.50 per share of common stock dividend to be declared by the board of directors on such terms and conditions that the board of directors determined in accordance with applicable laws and regulations. The board of directors declared the special dividend of $2.50 per share on April 17, 2009 with a record date of April 24, 2009 and a payment date of May 4, 2009 totaling $27.6 million. The Trust does not know when, or if, dividends will be declared by FortuNet in the future.

	Closing Price
			Dividend Declared
Calendar Year	High	Low
2007
First Quarter	$10.50	$7.48	$0
Second Quarter	10.62	8.77	0
Third Quarter	10.65	8.14	0
Fourth Quarter	9.85	7.42	0
2008
First Quarter	$7.92	$6.15	$0
Second Quarter	7.12	6.22	0
Third Quarter	6.24	4.56	0
Fourth Quarter	6.44	1.67	0
2009
First Quarter	$2.85	$1.37	$0
Second Quarter	3.89	1.19	2.50
Third Quarter	2.45	1.11	0
Fourth Quarter	2.08	1.22	0
2010
First Quarter (through January 14, 2010)	$1.69	$1.67	$0

        On November 20, 2009, the last full trading day prior to the day the Trust announced its intention to make the Offer, the reported closing price of the Shares on the Nasdaq Capital Market was $1.28 per Share. On January 14, 2010, the last full trading day prior to commencement of the Offer, the reported closing price of the Shares on the Nasdaq Capital Market was $1.68 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7.  Certain Information Concerning FortuNet

        General.    FortuNet is a Nevada corporation with its principal executive offices located at 2950 South Highland Drive, Suite C, Las Vegas, Nevada 89109. Its principal business telephone number is (702)796-9090. According to publicly available sources, FortuNet describes itself as follows:

  FortuNet, together with its wholly owned subsidiaries, Millennium Games, Star Bingo Holdings, LLC, and Star Bingo Supply, LLC, is engaged primarily in the business of designing, manufacturing, field maintenance of, and leasing electronic gaming and entertainment systems throughout North America. FortuNet derives substantially all of its revenues from the gaming industry in the United States and Canada. FortuNet's web address is www.fortunet.com.

        As of the date of this Offer to Purchase, (i) the Trust does not know whether or not any executive officer, director or affiliate of FortuNet intends to tender Shares in the Offer, (ii) none of FortuNet, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer and (iii) FortuNet has not made public any appraisal, report or opinion on the fairness of this transaction. Under Rule 14e-2, FortuNet's board of directors must state its position with respect to this Offer within ten business days of the date of this Offer to Purchase.

        Selected Consolidated Financial Information.    The following table sets forth summary historical consolidated financial data for FortuNet as of and for each of the nine months ended September 30, 2009 and 2008 and as of and for each of the fiscal years ended December 31, 2008 and 2007.

        This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in FortuNet's Annual Report on Form 10-K for each of the fiscal years ended December 31, 2008 and 2007, including the notes thereto, and the unaudited consolidated financial statements and other financial information contained in FortuNet's Quarterly Report on Form 10-Q for each of the quarterly periods ended September 30, 2009 and 2008, including the notes thereto. More comprehensive financial information is included in those reports (including management's discussion and analysis of financial condition and results operation) and other documents filed by FortuNet with the SEC, and the following summary is qualified in its entirety by reference to those reports and such other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in FortuNet's Annual Report on Form 10-K for the year ended December 31, 2008 and Item 1 in FortuNet's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, are incorporated by reference into this Offer to Purchase. Copies of those reports and other documents filed by FortuNet may be examined at or obtained from the SEC in the manner set forth below under Available Information.

	For the Three Months Ended September 30		For the Years Ended December 31
	2009	2008	2008	2007
Income Statement Data (thousands of dollars)
Total revenues	$3,946.9	$3,922.4	$16,019.2	$16,488.6
Total operating costs and expenses	2,667.4	2,727.1	10,699.0	10,087.3
Operating (loss) income	(1,200.3)	662.0	2,770.5	3,944.7
Net (loss) income	(734.9)	611.6	2,877.5	3,947.5
Balance Sheet Data (thousands of dollars)
Current assets	$8,002.8	$24,158.3	$30,932.5	$7,751.5
Non-current assets	8,454.4	20,258.2	13,525.1	34,163.6
Current liabilities	614.4	1,036.6	1,132.7	1,129.6
Non-current liabilities	0	0	0	0
Total stockholder's equity	15,842.8	43,379.8	43,249.9	40,785.5
Cash dividends declared per common share	$0	$0	$0	$0
Average shares of common stock outstanding—basic (in thousands)	11,048.0	11,351.3	11,352.0	11,345.8

        Comparative per Share Data.    The following table sets forth certain historical per share data for FortuNet. Basic and diluted earnings per common share and book value per share is presented for each of the nine months ended September 30, 2009 and 2008 and for each of the fiscal years ended December 31, 2008 and 2007.

	For the Nine Months Ended September 30		For the Years Ended December 31
	2009	2008	2008	2007
Diluted (loss) net income per share	$0.01	$0.21	$0.25	$0.35
Basic (loss) net income per share	0.01	0.21	0.25	0.35
Book value per share	1.43	3.82	3.82	3.59

        Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders' equity by the weighted average number of shares of common stock outstanding—basic.

        Except as otherwise set forth herein, the information concerning FortuNet contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. The Trust has not independently verified the accuracy or completeness of the information contained in such documents and records, and cannot verify any failure by FortuNet to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Trust.

        Available Information.    FortuNet is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning FortuNet's directors and officers, their remuneration, stock options granted to them, the principal holders of FortuNet's securities, any material interests of such persons in transactions with FortuNet and other matters is required to be disclosed in proxy statements distributed to FortuNet's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC's offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC's website at www.sec.gov.

8.  Certain Information Concerning the Trust, YI Acquisition and Yuri Itkis

        The Yuri Itkis Gaming Trust of 1993.    The Trust has no principal office, but the mailing address is c/o Yuri Itkis, 2950 South Highland Drive, Suite C, Las Vegas, Nevada 89109, and its telephone contact number is (702) 796-9090. The Trust's principal business is the ownership of stock in FortuNet. Yuri Itkis is the sole trustee and beneficiary of the Trust.

        YI Acquisition Corp.    YI Acquisition is a corporation incorporated under the laws of the State of Nevada. YI Acquisition has no principal office, but the mailing address is c/o Yuri Itkis, 2950 South Highland Drive, Suite C, Las Vegas, Nevada 89109, and its telephone contact number is (702) 796-9090. YI Acquisition was formed to facilitate the tender offer and merger described in this Offer to Purchase. YI Acquisition's sole stockholder is the Trust, and its president, secretary, treasurer and sole director is Yuri Itkis.

        Yuri Itkis.    Mr. Itkis is a co-founder of FortuNet and has been the Chief Executive Officer and Chairman of the Board of FortuNet since 1989. He has also previously served as the Treasurer and Secretary of FortuNet. For nearly 20 years prior to founding FortuNet, Mr. Itkis was a Senior Scientist working on NASA's and foreign research institutions' projects. He also taught undergraduate and graduate courses in several United States and foreign colleges and he is an author of numerous technical books, articles and patents. From 1994 through 1998, Mr. Itkis served as a director of Interactive Flight Technologies, Inc., a maker of in-flight gaming and entertainment systems. Mr. Itkis is also the co-founder, a director and the president, secretary and treasurer of FortuNet's wholly owned subsidiary, Millennium Games, Inc., sole trustee and beneficiary of the Trust and the sole officer and director of YI Acquisition. Mr. Itkis holds a Candidate of Science degree (equivalent of a Ph.D.) in electrical engineering from the Moscow Institute of Control Problems and master of science degree in administrative sciences from Johns Hopkins University.

        Other.    None of the Trust, YI Acquisition or Yuri Itkis has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. None of the Trust, YI Acquisition or Yuri Itkis has made arrangements in connection with the Offer to provide holders of Shares access to their respective corporate files or to obtain counsel or appraisal services at their expense.

        Forward-Looking Statements.    Statements that the Trust may publish or cause to be published, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, Merger, the Trust and its affiliates, FortuNet or their businesses or proposals are "forward-looking statements." These statements are based on the Trust's current expectations and involve risks and uncertainties which include (i) whether the conditions to the Offer will be satisfied, (ii) general economic factors and capital market conditions and (iii) general industry trends (including trends relating to FortuNet's products or prospects). These factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

9.  Merger and Rights of Dissent; "Going Private" Rules

        Merger.    If the Offer is consummated, the Trust, through YI Acquisition, will own at least 90% of the outstanding Shares. On that basis, the Trust will be entitled to, and will, as soon as reasonably practicable, cause YI Acquisition to merge with FortuNet pursuant to the "short-form" merger provisions of Nevada law. As permitted under NRS 92A, because YI Acquisition will own at least 90% of the outstanding Shares and at least 90% of the outstanding shares of each class of FortuNet stock entitled to vote on the Merger, YI Acquisition will merge with and into FortuNet and the Merger will be effected without prior notice to, or any action by, FortuNet's board of directors or other stockholders. The purpose of the Merger is for the Trust to acquire the remaining Shares not already owned by the Trust following the Offer for the same price per Share the Trust paid in the Offer. If necessary to consummate the Merger immediately following the expiration of the Offer, the Trust will wire immediately available funds to the Depositary. In the Merger, each outstanding Share (including outstanding Shares that were issued pursuant to compensation plans of FortuNet that are subject to restrictions on the holder's ability to participate in the Offer, but excluding Shares held by the Trust) will be converted into the right to receive the same price per Share the Trust paid in the Offer. Although not required under Nevada law, solely in connection with the Merger, the Trust intends voluntarily to permit those stockholders who do not agree with the Price per Share paid in the Offer to choose to exercise statutory rights of dissent under Nevada law.

        The Trust intends to take all necessary action in connection with the Merger so that each stock option granted by FortuNet to acquire Shares that is outstanding immediately before the completion of the Merger will be cancelled and the holder of that option will be entitled to receive a cash payment equal to the excess, if any, of the Offer Price over the per share exercise price of the option. No payment will be made with respect to stock options that have per share exercise prices equal to or greater than the Offer Price.

        This Offer does not constitute a solicitation of proxies or consents. Any such solicitation that the Trust might make will be made pursuant to separate proxy or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

        Dissenter's Rights.    Holders of Shares do not have rights of dissent as a result of the Offer. If the Offer is completed, the Trust expects it may be entitled to, and will, as soon as reasonably practicable, complete the Merger pursuant to the "short-form" merger provisions of the NRS. Although not required under Nevada law, solely in connection with the Merger, the Trust intends to permit stockholders who do not agree with the Offer Price for their Shares to elect to exercise statutory rights of dissent by properly following the procedures under Chapter 92A of the NRS pursuant to which they will be entitled to participate in a legal proceeding in the Eighth Judicial District Court in Clark County, Nevada to determine "fair value" of his or her Shares. The determination of "fair value" by the Eighth Judicial District Court in Clark County, Nevada will be exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid from the date of the Merger, as determined in accordance with the NRS. Nevada law defines such "fair value" as the value of the shares determined immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting for lack of marketability or minority status. In determining such "fair value," the Eighth Judicial District Court in Clark County, Nevada may consider all relevant factors. The value so determined could be more or less than, or the same as, the consideration paid in the Offer. Any judicial determination of the "fair value" could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity. A holder of Shares will not be entitled to assert rights of dissent in respect of Shares that he or she tenders and are purchased in the Offer.

        If any holder of Shares who follow the proper procedures under Chapter 92A of the NRS fails to perfect, or effectively withdraws or loses his or her rights to dissent as provided in the NRS, the Shares of such stockholder will be converted into the right to receive the cash consideration provided in the Merger. A stockholder may withdraw his or her exercising of his or her rights to dissent by delivery to FortuNet of a written withdrawal of the demand under his or her right of dissent and acceptance of the Offer Price.

        The foregoing discussion is not a complete statement of law pertaining to rights to dissent under the NRS and is qualified in its entirety by the full text of Chapter 92A of the NRS, which is attached as Exhibit A to this Offer to Purchase.

        Failure to follow the steps required by Chapter 92A of the NRS for perfecting rights of dissent may result in the loss of such rights.

        "Going Private" Rules.    Because the Trust is an affiliate of FortuNet, the Offer and the Merger constitute a "going private" transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning FortuNet and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. The Trust has provided such information in this Offer to Purchase.

10.  Source and Amount of Funds

        The Trust estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned directly or indirectly by the Trust) pursuant to the Offer and to pay related fees and expenses will be approximately $6.68 million. The Trust has sufficient funds to pay this amount and will pay with internally available funds.

11.  Conditions of the Offer

        Notwithstanding any other provision of the Offer, the Trust shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c)

promulgated under the Exchange Act, pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if (i) at the expiration of the Offer, the Majority-of-the-Minority Condition or the 90% Condition has not been satisfied or (ii) on or after January 15, 2010, and at or prior to the expiration of the Offer, any of the following events shall occur:

          (a)   there shall be instituted any action, proceeding or application by any U.S. or non-U.S. court, government or governmental authority or other U.S. or non-U.S. regulatory or administrative agency or commission (each, a "Governmental Entity") which, directly or indirectly (i) challenges the acquisition by the Trust of the Shares, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the Offer or the Merger or seeks to obtain any material damages as a result of, or otherwise adversely affects, the Offer or the Merger, (ii) seeks to prohibit or impose material limitations on the Trust's acquisition, ownership or operation of all or any material portion of its or FortuNet's business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by the Trust, on an equal basis with all other Shares, on all matters presented to the stockholders of FortuNet), or seeks to compel the Trust to dispose of or hold separate all or any material portion of its own or FortuNet's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger, (iii) reasonably would be expected to have an Adverse Effect (as defined below), or result in a diminution in the value of the Shares or in the value of FortuNet's or the Trust's assets, in each case by more than $1 million (a "Diminution in Value") or (iv) seeks to impose any condition to the Offer or the Merger that is materially burdensome to the Trust; or

          (b)   there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (i) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the Offer or the Merger or awards material damages as a result of, or otherwise adversely affects, the Offer or the Merger, (ii) prohibits or imposes material limitations on the Trust's acquisition, ownership or operation of all or any material portion of its or FortuNet's business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by the Trust, on an equal basis with all other Shares, on all matters presented to the stockholders of FortuNet), or compels the Trust to dispose of or hold separate all or any material portion of its own or FortuNet's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger, (iii) reasonably would be expected to have an Adverse Effect (as defined below), or result in a Diminution in Value or (iv) imposes any condition to the Offer or the Merger that is materially burdensome to Trust; or

          (c)   any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the Offer or the Merger that would, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

          (d)   any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of FortuNet that has or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on FortuNet and its subsidiaries taken as a whole (an "Adverse Effect"), or results or reasonably would be expected to result in a Diminution in Value; or

          (e)   there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any Governmental Entity that materially adversely affects the extension of credit generally by banks or other lending institutions that regularly participate in the United States market in loans, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (f)    FortuNet or any subsidiary of FortuNet shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on December 31, 2009) of any class (including without limitation the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of FortuNet, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on January 15, 2010, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of FortuNet that would reasonably be expected to, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

          (g)   FortuNet or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of incorporation or bylaws or similar organizational documents or the Trust shall have learned that FortuNet or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by FortuNet and also set forth in filings with the SEC; or

          (h)   a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including FortuNet or its subsidiaries), or it shall have been publicly disclosed or the Trust shall have learned that (i) any person (including FortuNet or its subsidiaries), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups that have been publicly disclosed in a Schedule 13D or 13G (or amendment thereto) on or prior to January 15, 2010; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares, or shall have been granted any option or right to acquire more than 1% of the Shares; (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving FortuNet or any of its affiliates or subsidiaries; or (iv) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire FortuNet or assets or securities of FortuNet; or

          (i)    FortuNet and the Trust shall have reached an agreement or understanding that the Offer be terminated or amended or the Trust (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire FortuNet by merger or similar business combination, or to purchase Shares or assets of FortuNet; or

          (j)    FortuNet or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving FortuNet or any of its subsidiaries or the purchase of securities or assets of FortuNet or any of its subsidiaries any type of option, warrant or right which, in the Trust's reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of FortuNet or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

          (k)   The Trust shall have become aware that (i) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the Offer or the Merger under any law, regulation, order or contract binding on FortuNet or any of its affiliates, (ii) any of the applicable consents, waivers or approvals have not been obtained and (iii) the failure to obtain such consents, waivers or approvals would reasonably be expected to have an Adverse Effect; or

          (l)    FortuNet or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or any subsequent business combination; which in the sole reasonable judgment in each case of the Trust with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of the Trust and may be asserted or waived by the Trust (other than the Majority-of-the-Minority Condition or the 90% Condition, neither of which may be waived) in whole or in part at any time and from time to time in its sole discretion at or prior to the expiration of the Offer (other than those involving the receipt of any requisite governmental approvals). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of the Trust and, subject to applicable law, will be final and binding on all parties. The failure by the Trust at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, subject to the foregoing, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Trust waives a condition with respect to the tender of any Share, it will waive that condition with respect to the tender of all Shares.

        A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

12.  Effect of FortuNet Dividends and Other Distributions

        If, on or after the date hereof, FortuNet should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Trust or its nominee or transferee on FortuNet's stock transfer records, then, subject to the provisions of The Offer—Section 11. Conditions of the Offer above, (1) the Offer Price and other terms of the Offer will be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Trust and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Trust, accompanied by appropriate documentation of transfer or (b) at the direction of the Trust, be exercised for the benefit of the Trust, in which case the proceeds of such exercise will promptly be remitted to the Trust. Pending such remittance and subject to applicable law, the Trust will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by the Trust in its sole discretion.

        If, on or after the date hereof, FortuNet should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of The Offer—Section 11. Conditions of the Offer, the Trust, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

13.  Certain Effects of the Offer and the Merger on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. The Trust cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or less than or the same as the Offer Price being offered in the Offer and the Merger. Because the Trust intends to complete the Merger promptly after it consummates the Offer, any such effect on the market for Shares will be temporary.

        Nasdaq Listing.    The Shares are listed on the Nasdaq Capital Market. After completion of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to Nasdaq's published guidelines, Nasdaq may delist the Shares if, among other things: (1) the number of total stockholders falls below 300; (2) the number of publicly held Shares (exclusive of holdings of officers and directors of FortuNet and their immediate families and other concentrated holdings of 10% or more) should fall below 500,000; or the market value of publicly held Shares falls below $1,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of Nasdaq for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Trust cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price being offered in the Offer and the Merger.

        If the Offer is consummated, the Trust will cause the Merger to be completed as soon as reasonably practicable. After the Merger is completed, there will be no public market for the Shares and no holders of the Shares other than the Trust, and the Shares will be delisted from Nasdaq.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by FortuNet to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to FortuNet, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, the provisions of the Sarbanes-Oxley Act of 2002 requiring, among other things, that officers of FortuNet certify the accuracy of its financial statements and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of FortuNet and persons holding "restricted securities" of FortuNet to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Trust currently intends to seek the delisting of the Shares from Nasdaq and to cause FortuNet to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Merger if the requirements for such delisting and termination of registration are met.

        Margin Regulations.    The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

        See also Special Factors Section 7. Effects of the Offer and the Merger.

14.  Certain Legal Matters; Gaming Regulatory Matters

        General.    Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to FortuNet, the Trust is not aware of any licenses or other regulatory permits, which appear to be material to the business of FortuNet and which might be adversely affected by the acquisition of Shares by the Trust pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Trust pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to FortuNet's or the Trust's business or that certain parts of FortuNet's or the Trust's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Trust to elect to terminate the Offer without the purchase of the Shares thereunder. The Trust's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See The Offer—Section 11. Conditions of the Offer.

        Antitrust Compliance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

        The Trust currently owns directly or beneficially more than 50% of the outstanding voting securities of FortuNet. Under HSR Act reporting regulations, this level of ownership means that the Trust is in "control" of FortuNet for the purposes of such regulations. Based on the foregoing and the value of the Offer, the Trust believes no HSR Act filing is required in connection with the Offer and the Merger.

        Federal Reserve Board Regulations.    Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Trust is funding the acquisition of the Shares from its internally available funds. The Margin Regulations are thus inapplicable.

        Gaming Regulatory Matters.    As an established manufacturer of multi-game and multi-player server-based gaming platforms, FortuNet is subject to extensive regulation and is licensed as a gaming equipment manufacturer and distributor in several states and tribal jurisdictions. In Nevada, for example, FortuNet is licensed as a manufacturer, a distributor, an operator of an inter-casino linked system, and an operator of a mobile gaming system, and is registered as a publicly traded corporation with the Nevada Gaming Commission ("Nevada Commission"). Because Yuri Itkis, sole trustee and beneficiary of the Trust, has been licensed by the Nevada Gaming Commission as President, Chief Executive Officer, Director, Stockholder, and Controlling Stockholder of FortuNet, and other members of the management team have also been licensed, the Trust is not aware of any license or regulatory permit that is material to FortuNet's business that might be adversely affected by the Trust's acquisition of Shares as contemplated by the Offer. The Trust intends to work cooperatively with FortuNet to make all required notifications and communicate with each of the regulatory agencies having jurisdiction over FortuNet to comply with all regulatory requirements related to the Offer and the Merger. Following the Merger, the Trust intends to cause FortuNet to file applications with the Nevada Commission to deregister FortuNet as a registered "publicly traded corporation."

        Nevada Anti-Takeover Laws.    FortuNet is incorporated under the laws of the State of Nevada. Nevada has adopted two anti-takeover laws to make the takeover of certain corporations more difficult, namely the Business Combinations Statute (NRS 78.411 to 78.444) and the Control Share Statute (NRS 78.378 to 78.3793). Because, among other reasons, FortuNet has only ten stockholders of record (according to FortuNet's most recently filed Annual Report on Form 10-K) and the Trust has owned approximately 75% of the outstanding Shares from the date of FortuNet's initial public offering until the date of this Offer to Purchase, the Trust does not believe that either takeover law applies to the Offer or the Merger. Accordingly, the Trust has not taken any action to comply with the Nevada anti-takeover laws. The Trust reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Trust might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Trust may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See The Offer—Section 11. Conditions of the Offer.

        Stockholder Litigation.    On December 7, 2009, certain stockholders of FortuNet filed a purported class action complaint with the Eighth Judicial District Court, State of Nevada. The complaint is captioned "Asher Jungreis and Constantine Giviskes, individually and on behalf of all others similarly situated," against Yuri Itkis, the Trust, and FortuNet, Case No. A-09-605118, Dept. XXV (Business Court requested). Although the complaint was filed on December 7, 2009, Mr. Itkis and the Trust have not yet been served with the complaint.

        This action was brought as a putative class action on behalf of "public minority shareholders" of FortuNet. The complaint in this action generally alleges that:

  •
  Itkis, who is Chairman of the Board of Directors of FortuNet, and the Trust, which owns approximately 75% of FortuNet shares, breached their fiduciary duties to the purported class members through an attempt to acquire the minority shares by means of an unfair process and unfair price;

  •
  the Offer Price is inadequate and the Offer was timed to take advantage of recent declines in the price of the Shares; and

  •
  Itkis is engaging in unfair self-dealing and is not acting in good faith towards FortuNet's public stockholders.

        The lawsuit seeks, among other things, to recover unspecified damages and costs (including attorney fees) and to enjoin or rescind the transactions contemplated by this Offer to Purchase.

        FortuNet was dismissed by stipulation on December 30, 2009.

        A copy of the complaint is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by the Trust with the SEC and may be obtained in the manner set forth in The Offer—Section 7. Certain Information Concerning FortuNet under Available Information.

15.  Fees and Expenses

        The Trust has retained Georgeson Inc. to act as Information Agent and Georgeson Securities Corporation to act to Dealer Manager (collectively, "Georgeson"). The Trust has agreed to pay Georgeson for its services an aggregate fee of $22,500, payable upon the execution of Georgeson's engagement agreement, plus certain variable fees based on services rendered by Georgeson, which variable fees are payable upon the completion of the Offer. The Trust has agreed to reimburse Georgeson for its expenses, including the fees and expenses of its counsel, and to indemnify Georgeson and certain related parties against certain liabilities that may arise out of the rendering of its services, including liabilities under the federal securities laws.

        The Trust will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Trust for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        The following is an estimate of the fees and expenses to be incurred by the Trust:

SEC Filing Fees	$500
Dealer Manager/Information Agent Fees and Expenses	40,000
Depositary Fees and Expenses	15,000
Legal Fees and Expenses	250,000
Advisor Fees	25,000
Printing and Mailing Costs	25,000
Advertisement Expenses	40,000
Miscellaneous	10,000

Total	$405,500

        In addition, FortuNet will incur its own fees and expenses in connection with the Offer, including with respect to establishing a special committee of its board of directors, retaining advisors on its and the special committee's behalf and generally responding to and dealing with the Offer.

16.  Miscellaneous

        The Offer is being made to all holders of Shares other than the Trust. The Trust is not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Trust becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant to the Offer, it will make a good faith effort to comply with the statute or seek to have the statute declared inapplicable to the Offer. If, after a good faith effort, the Trust cannot comply with the statute, it will not make the Offer to, nor will it accept tenders from or on behalf of, holders of Shares in the applicable state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        The Trust has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. That Statement includes within it the information required by the SEC's Statement on Schedule 13E-3 relating to "going private" transactions. The Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in The Offer—Section 7. Certain Information Concerning FortuNet under Available Information.

        No person has been authorized to give any information or make any representation on behalf of the Trust not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

THE YURI ITKIS GAMING TRUST OF 1993
YI ACQUISITION CORP.

January 15, 2010

Exhibit A
Section 92A.300–92A.500 of the Nevada Revised Statutes

NRS 92A.300 Definitions.

        As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "Beneficial stockholder" defined.

        "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "Corporate action" defined.

        "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "Dissenter" defined.

        "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "Fair value" defined.

        "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

        1.     Immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

        2.     Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

        3.     Without discounting for lack of marketability or minority status.

NRS 92A.325 "Stockholder" defined.

        "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "Stockholder of record" defined.

        "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "Subject corporation" defined.

        "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest.

        Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership.

        A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company.

        The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

        1.     Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

        2.     Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

        1.     Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a)   Consummation of a plan of merger to which the domestic corporation is a constituent entity:

            (1)   If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

            (2)   If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

          (b)   Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be converted.

          (c)   Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

          (d)   Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

          (e)   Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

          (f)    Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

        2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

        3.     From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised his right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

        1.     There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

          (a)   A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

          (b)   Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

          (c)   Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

        2.     The applicability of subsection 1 must be determined as of:

          (a)   The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter's rights; or

          (b)   The day before the effective date of such corporate action if there is no meeting of stockholders.

        3.     Subsection 1 is not applicable and dissenter's rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter's rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

        4.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

        5.     There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

        1.     A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

        2.     A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a)   He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b)   He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter's rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter's rights.

        2.     If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares:

          (a)   Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)   Must not vote, or cause or permit to be voted, any of his shares of such class or series in favor of the proposed action.

        2.     If a proposed corporate action creating dissenters' rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters' rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

        3.     A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

        1.     The subject corporation shall deliver a written dissenter's notice to all stockholders entitled to assert dissenters' rights.

        2.     The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

          (a)   State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b)   Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

          (e)   Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

        1.     A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter's rights must:

          (a)   Demand payment;

          (b)   Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c)   Deposit his certificates, if any, in accordance with the terms of the notice.

        2.     If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder's shares as after-acquired shares under NRS 92A.470.

        3.     Once a stockholder deposits that stockholder's certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

        4.     A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter's rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter's notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation's written consent.

        5.     The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

        The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460 Payment for shares: General requirements.

        1.     Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a)   Of the county where the subject corporation's principal office is located;

          (b)   If the subject corporation's principal office is not located in this State, in the county in which the corporation's registered office is located; or

          (c)   At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office. The court shall dispose of the complaint promptly.

        2.     The payment must be accompanied by:

          (a)   The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

          (b)   A statement of the subject corporation's estimate of the fair value of the shares; and

          (c)   A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

        1.     A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

        2.     To the extent the subject corporation elects to withhold payment, within 30 day after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

          (a)   Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

          (b)   Of the subject corporation's estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

          (c)   That they may accept the subject corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

          (d)   That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

          (e)   That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation's offer.

        3.     Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

        4.     Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

        1.     A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due.

        2.     A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand to be paid the dissenter's stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation's payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered payment.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

        1.     If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

        2.     A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

        3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

        1.     The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

        2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b)   Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

        3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        5.     To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

        6.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

The Depositary for the Offer is:
Continental Stock Transfer & Trust Company

By mail or hand delivery:
Continental Stock Transfer & Trust Company
Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

By facsimile transmission:
(for eligible institutions only)
(212) 616-7610

Confirm facsimile transmission:
(212) 509-4000 (ext. 536)

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Trust's expense. You may also contact the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager and Information Agent for the Offer are:

Dealer Manager: Securities Corporation 199 Water Street, 26th floor New York, NY 10038-3560 Call Toll Free: (800) 445-1790	Information Agent: 199 Water Street, 26th Floor New York, NY 10038-3560 Banks and Brokers Call (212) 440-9800 All Others Call Toll-Free (800) 868-1390